Exhibit 23.1

MONTGOMERY COSCIA GREILICH LLP

Certified Public Accountants

2500 Dallas Parkway, Suite 300

Plano, Texas 75093

972.748.0300

Thomas A. Montgomery, CPA Matthew R. Coscia, CPA Paul E. Greilich, CPA Jeanette A. Musacchio James M. Lyngholm Christopher C. Johnson, CPA J. Brian Simpson, CPA Rene E. Balli, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2009 Long-Term Inventive Plan of Integrated Security Systems, Inc. our report dated September 30, 2009 with respect to the consolidated financial statements included in its Annual Report (Form 10-K) for the year ended June 30, 2009 filed with the Securities and Exchange Commission.

/s/ MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

December 7, 2009